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                      May 20, 2021

       Eric Siliang Tan
       Chief Executive Officer
       Qutoutiao Inc.
       11/F, Block 3, XingChuang Technology Center
       5005 Shen Jiang Road, Pudong New Area
       Shanghai 200120
       People   s Republic of China

                                                        Re: Qutoutiao Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            File No. 001-38644

       Dear Mr. Tan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology